Exhibit 10.12(b)

2006 CONSOLIDATED CONTAINER HOLDINGS LLC

Long Term Incentive Plan

SECTION 1 Purpose

The purpose of this 2006 Consolidated Container Holdings LLC Long Term Incentive Plan (the “2006 Plan”) is to promote the interests of Consolidated Container Holdings LLC and any successor thereto (the “Company”) and its members by (a) attracting and retaining exceptional officers and other key employees of the Company and its Affiliates; and (b) motivating such individuals by awarding bonus opportunities based upon future appreciation in the value of the Company.

This 2006 Plan shall not replace the 2004 Consolidated Container Holdings LLC Long Term Incentive 2006 Plan approved by the Compensation Committee of the Company on October 14, 2004 (the “2004 Plan”). The 2006 Plan shall apply to Awards (defined below) that are expressly made subject to the 2006 Plan, as evidenced by individual agreements between the Company and Participants. The 2004 Plan shall continue to apply to Awards that were expressly made subject to the 2004 Plan, as evidenced by individual agreements between the Company and Participants. The existence of two such plans shall not be deemed to create redundant Bonus Pools (defined below).

SECTION 2 Plan Term

The 2006 Plan shall be effective as of January 1, 2006 (the “2006 Plan Effective Date”). The 2006 Plan shall terminate upon the consummation of a Liquidity Event, subject only to the Company’s satisfaction of its payment obligation with respect to any then outstanding Awards.

SECTION 3 Definitions

As used in the 2006 Plan, the following terms shall have the meanings set forth below:

“Additional Award” has the meaning specified in Section 6(c).

“Affiliate” shall mean (a) with respect to a particular Person, any other Person that, directly or indirectly, is controlled by, or controls or is under common control with, such Person and (b) any entity in which such Person has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean (a) any bonus award made under Section 5 of the 2006 Plan and (b) any Additional Awards; provided, however, that the term Award shall not include Additional Awards in those instances in which the Committee has elected, pursuant to Section 6(c) herein, to treat a Participant’s Additional Award differently from such Participant’s original Award.

“Bonus Pools” shall mean Bonus Pool-A and Bonus Pool-B collectively.

“Bonus Pool-A” shall have the meaning specified in Section 5(a).

“Bonus Pool-B” shall have the meaning specified in Section 5(a).

“CCH Units” means units of the Company as defined in the Company’s Amended and Restated Limited Liability Company Agreement dated as of May 20, 2004, as amended, or such other securities of the Company into which such units shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of units or other similar transaction.

“Cause” shall mean any of the following, as reasonably determined by the Company: (a) dishonesty, (b) gross neglect, willful misconduct or gross negligence in the performance of job responsibilities, (c) intentionally engaging in any activity that is in conflict with or adverse to the interests of the Company, or (d) conviction of, or entering of a plea of nolo contendere to, either a misdemeanor involving an act of moral turpitude or a felony.

“Committee” shall mean the Compensation Committee of the Management Committee of the Company.

“Company” has the meaning specified in Section 1.

“Company Debt Instruments” shall mean any credit agreement, loan agreement or indenture to which the Company or any of its subsidiaries are a party evidencing indebtedness for money borrowed.

“Compete” shall mean, directly or indirectly (i) to be engaged in or have financial interest (other than an ownership position of less than 5% in any company whose share are publicly traded or any non-voting non-convertible debt securities in any company) in any business which competes with the business of the Company or any of its subsidiaries or (ii) to solicit or offer employment to any person who has been employed by the Company or any of its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation or offer.

“2006 Plan Effective Date” has the meaning specified in Section 2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Final Net Equity Value” shall be determined as of the date of the Liquidity Event and shall equal the lesser of (a) the Net Equity Value on that date and (b) twenty-five million four hundred thousand dollars ($25,400,000).

“Good Reason” shall mean only the following:

(a)	Voluntary retirement at age of 60 years or greater, so long as the Participant does not (i) obtain employment with or consult for a Company competitor (as determined by the Committee in its reasonable discretion) prior to a Liquidity Event or (ii) obtain employment and/or consulting engagements that result in total annual compensation (including both salary and bonus) that equals 50% or more of such Participant’s average annual compensation (including both salary and bonus) over the final three (3) years of Participant’s employment with the Company,

(b)	An involuntary reduction in the amount of the Participant’s salary,

(c)	Involuntary reduction in the Participant’s annual incentive bonus opportunity,

(d)	Involuntary relocation to any location more than 50 miles from Participant’s primary place of employment,

(e)	Death, or

(f)	Total Disability for a period of six (6) consecutive months.

“Initial Appreciation” shall be deemed to equal one hundred twenty-five million dollars ($125,000,000).

“Interest Rate” shall mean the prime rate of interest (as published in the Wall Street Journal) in effect at the time of the Liquidity Event.

“LTIP-A Unit” shall mean a unit of participation in Bonus Pool-A equal to one percent (1%) of Bonus Pool-A.

“LTIP-B Unit” shall mean a unit of participation in Bonus Pool-B equal to one percent (1%) of Bonus Pool-B.

“LTIP Percentage” shall have the meaning specified in Section 5(c).

“LTIP Units” shall mean LTIP-A Unit and LTIP-B Unit collectively.

“Liquidity Event” shall mean the first to occur of any one of the following events:

(a)	The first public offering of CCH Units (a “Company IPO”);

(b)	Vestar Packaging LLC and its Affiliates cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the CCH Units as a result of a sale or transfer of CCH Units in consideration for cash or marketable securities;

(c)	The sale of all or substantially all of the assets of the Company or of Consolidated Container Company LLC.

“Net Equity Value” shall be the enterprise value of the Company less Total Debt and Preferred Units of the Company. Net Equity Value may be either a positive or negative number.

“Net Equity Value Percentage” shall mean the ratio of a Participant’s increase in Net Equity Value compared to the Company’s increase in Net Equity Value, to be calculated as follows:

(Participant’s Initial Appreciation + Participant’s Net Equity Value)

Divided by

(Initial Appreciation + Final Net Equity Value)

“Participant” shall mean any individual selected by the Committee, after consultation with the Chief Executive Officer of the Company, to receive an Award under the 2006 Plan.

“Participant’s Net Equity Value” shall equal the Final Net Equity Value, except that if a Participant ceases employment with the Company for any reason other than termination for Cause prior to the date of a Liquidity Event, Participant’s Net Equity Value shall be the lesser of: (a) the Final Net Equity Value or (b) the Net Equity Value on the Participant’s final day of employment with the Company. The Committee would reasonably estimate such Net Equity Value in scenario (b) by multiplying the EBITDA of Consolidated Container Company LLC for the twelve months preceding the month of such Participant’s final day of employment by a market multiple to be determined by the Committee, in consultation with the Chief Executive Officer of the Company, and then subtracting Total Debt and Preferred Units.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“2006 Plan” shall have the meaning specified in Section 1.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Total Debt and Preferred Units” shall mean, with respect to the Company, (a) any senior bank debt, senior subordinated notes, other outstanding debt securities and other indebtedness or money borrowed, net of cash and cash equivalents, and (b) the liquidation preference of any outstanding preferred units, convertible or otherwise (including accrued and unpaid dividends or distributions in respect of such preferred units), outstanding at the time of the Liquidity Event.

“Total Disability” shall mean because of an injury or sickness, that all of the following are true: (a) the Participant is unable to do the material duties of the position for which the Participant is engaged by the Company; (b) the Participant is receiving appropriate evaluation and treatment from a physician for such injury or sickness; and (c) the Participant’s earnings (including both wages the Participant earns from another employer and any short-term or long-term disability payments) are less than 70% of his or her pre-disability earnings.

“Vested Percentage” shall mean the percentage of the Award to which a Participant is entitled in the event of a payout, as described in Section 6 and subject to all other provisions hereof.

SECTION 4 Administration of Plan

(a) Committee Powers. The Committee shall administer the 2006 Plan. Subject to the terms of the 2006 Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the 2006 Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the terms and conditions of any Award consistent with the provisions of the 2006 Plan, (iii) waive any terms or conditions of an Award (including, without limitation, accelerating or waiving any vesting conditions); (iv) interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in the 2006 Plan and any instrument or agreement relating to, or Award made under, the 2006 Plan; (v) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2006 Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2006 Plan.

(b) Scope of Authority. Unless otherwise expressly provided in the 2006 Plan, all designations, determinations, interpretations and other decisions under or with respect to the 2006 Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any CCH Unit holder or member.

(c) Limitation on Liability. No member of the Committee shall be liable for any action or determination made in good faith with respect to the 2006 Plan or any Award hereunder.

SECTION 5 Bonus Pools

(a) Calculation. Upon the occurrence of a Liquidity Event, the Committee shall establish two separate bonus pools (“Bonus Pool-A” and “Bonus Pool-B”), as follows:

(1) Bonus Pool-A shall be calculated in accordance with the following formula: 5.85% x ($125,000,000 + Final Net Equity Value), provided, however, that in no event shall Bonus Pool-A exceed eight million seven hundred ninety-eight thousand four hundred dollars ($8,798,400).

(2) Bonus Pool-B shall be calculated in accordance with the following formula: 2.0% x ($125,000,000 + Final Net Equity Value), provided, however, that in no event shall Bonus Pool-B exceed three million eight thousand dollars ($3,008,000).

Payment of the bonus pools shall be subject to Sections 8 and 9 below. Examples of the method by which the bonus pools and payouts thereof will be calculated is attached hereto as Exhibits A and B, but such examples shall be incorporated herein solely for purposes of illustration and shall not be binding in any manner.

(b) Bonus Pool Adjustment. Notwithstanding any provisions of the 2006 Plan to the contrary, in the event the Committee determines that any extraordinary dividend or other distribution, recapitalization, reorganization, merger, consolidation, issuance of warrants, sale of Company securities, sale of Company assets or those of its subsidiaries, or other similar corporate transaction or event affects the Final Net Equity Value of the Company such that an adjustment to the Bonus Pools is determined by the Committee in good faith to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2006 Plan, then the Committee shall in good faith adjust the manner in which the Bonus Pools shall be calculated for purposes of the 2006 Plan in a manner that is equitable for the Participants.

(c) Grant of Awards.

(1) From time to time, on or prior to the occurrence of a Liquidity Event, the Committee, in consultation with the Company’s Chief Executive Officer, may make Awards to Participants under the 2006 Plan. Such Awards shall be expressed as a right, subject to satisfaction of the terms and conditions of the Award, to receive a stipulated number of either (i) LTIP-A Units, each of which shall equate to one percent (1%) of Bonus Pool-A, or (ii) LTIP-B Units, each of which shall equate to one percent (1%) of Bonus Pool-B.

(2) A Participant’s aggregate number of LTIP Units, divided by 100, shall constitute that Participant’s “LTIP Percentage.”

(3) In the event all or any portion of an Award is forfeited or the total of LTIP Percentages for either Bonus Pool is less than 100% as of the date of a Liquidity Event, then each Participant’s LTIP Percentage for the applicable Bonus Pool shall automatically be increased on a pro rata basis so that 100% of each Bonus Pool would be awarded in the event of a Liquidity Event.

(d) Award Date. Except as otherwise provided in section 6(c) below, for each Participant, the Award shall be effective as of the 2006 Plan Effective Date.

SECTION 6 Vesting

(a) Vesting Schedule.

(1) Except as otherwise provided in section (c) below, LTIP-A Units shall commence vesting on July 1, 2004, provided, however, that fifty percent (50%) of the Award of LTIP-A Units to each Participant shall be immediately vested as of such date. Thereafter, an additional twenty percent (20%) of the Award shall vest on each July 1 thereafter while the Participant is employed.

(2) Except as otherwise provided in section (c) below, LTIP-B Units shall commence vesting on the 2006 Plan Effective Date. Thereafter, twenty percent (20%) of the Award of LTIP-B Units shall vest on each anniversary of the 2006 Plan Effective Date while the Participant is employed.

(3) If the Participant ceases employment with the Company for any reason other than termination for Cause, such Participant’s vesting for his final year of employment shall be prorated by the number of months employed since the previous anniversary of the 2006 Plan Effective Date (e.g., if such Participant ceases employment nine months after an anniversary of the 2006 Plan Effective Date, such Participant shall receive 15%, or 75% of 20%, vesting for such year).

(b) Acceleration on Liquidity Event. Upon the occurrence of a Liquidity Event, each Award shall automatically become 100% vested for (a) those Participants then employed by the Company and (b) those Participants who are not then employed by the Company but who ceased employment for Good Reason within six (6) months prior to the Liquidity Event or whom the Company terminated without Cause within six (6) months prior to the Liquidity Event.

(c) Additional Awards and Subsequent Participants. Notwithstanding anything to the contrary in this 2006 Plan, if the Committee grants either (i) an additional Award to a Participant subsequent to such Participant’s original Award or (ii) an Award to a Participant who was not an initial Participant in the 2006 Plan (either such Award to be referred to herein as an “Additional Award”), the Committee, in consultation with the Company’s Chief Executive Officer, shall in its sole discretion designate an effective date, Initial Appreciation and vesting schedule (including, without limitation, the applicability of Section 6(b) above) for any such Additional Award that may differ from the original Awards granted to initial Participants and may differ from the manner in which such terms are otherwise defined hereunder.

(d) Effect of Termination of Employment. Notwithstanding any other provision of the 2006 Plan, a Participant’s termination of employment prior to the occurrence of a Liquidity Event shall affect his rights pursuant to an Award previously granted as follows:

(1) No Reduction in Vesting. If, prior to a Liquidity Event, a Participant ceases his employment for Good Reason, or the Company terminates the employment of a Participant without Cause, such Participant shall remain entitled to the entire vested portion of his Award, which shall be calculated in accordance with section 6(a) above; provided, however, that if such cessation for Good Reason or termination without Cause occurs within six (6) months prior to the Liquidity Event, the Participant will receive accelerated vesting under section 6(b) above.

(2) Reduction of Vesting. If a Participant voluntarily ceases his employment without Good Reason prior to a Liquidity Event, such Participant shall forfeit fifty percent (50%) of the vested portion of his Award. Such vested portion shall be calculated in accordance with section 6(a) above.

(3) Forfeiture of Award. If the Company or one of its subsidiaries terminates the employment of a Participant for Cause, or if a Participant Competes (as defined in Section 3 above) prior to the date of a Liquidity Event, such Participant shall immediately forfeit his entire Award.

SECTION 7 Payouts

(a) Timing. Any Award not previously forfeited by a Participant shall be valued upon the occurrence of a Liquidity Event and paid to such Participant in cash within one hundred twenty (120) days of the date of such Liquidity Event.

(b) Bonus Pool-A Payout. Each Participant shall receive a payout of a portion of Bonus Pool-A, to be calculated as follows for each Participant:

Bonus Pool-A

x

Participant’s LTIP Percentage (in Bonus Pool-A)

x

Participant’s Vested Percentage (in Bonus Pool-A)

x

Participant’s Net Equity Value Percentage (for Bonus Pool-A)

(c) Bonus Pool-B Payout. Each Participant shall receive a payout of a portion of Bonus Pool-B, to be calculated as follows for each Participant:

Bonus Pool-B

x

Participant’s LTIP Percentage (in Bonus Pool-B)

x

Participant’s Vested Percentage (in Bonus Pool-B)

x

Participant’s Net Equity Value Percentage (for Bonus Pool-A)

(d) Payout Adjustment. Notwithstanding the foregoing formulas, if, on the date of a Liquidity Event that gives rise to payouts hereunder, the sum of all payouts to all Participants under Section 7(b) is less than the entire Bonus Pool-A, or if, on such date, the sum of all payouts to all Participants under Section 7(c) is less than the entire Bonus Pool-B, as such Bonus Pools are calculated under section 5(a) above, then each such payout shall be increased on a pro rata basis so that 100% of each Bonus Pool, if any, will be awarded in the event of a Liquidity Event.

(e) Calculation of Additional Awards. For ease of administration, payouts of any Additional Awards to an initial Participant that have different terms from the original Award to the same Participant shall be calculated separately from the calculation of the payout due under the original Award.

SECTION 8 Restrictions in Debt Agreements

(a) Conflict with Debt Instruments. Neither this 2006 Plan nor any Award shall be or become a binding obligation on the Company if, and to the extent that, such obligation would result in a breach, default or an event of default under any Company Debt Instruments.

(b) Payment Deferral. In the event any payment by the Company hereunder is prohibited or otherwise would result in a default or an event of default under any Company Debt Instruments, the Company shall have the right to defer payment in respect of such Awards until ten (10) days following the date on which such prohibition or restriction ceases to exist with respect to such Awards, during which time the payments in respect of such Awards shall accrue interest at the Interest Rate.

(c) Promissory Note. Notwithstanding the foregoing, if such prohibition or restriction remains in effect for a period of more than three (3) months from the Liquidity Event, the Company shall deliver a subordinated promissory note, payable in equal installments over five years and bearing interest at the Interest Rate, if the delivery of such promissory note would not result in a breach, default or an event of default under any Company Debt Instruments. Each such promissory note would further provide that all principal and interest due thereunder would become immediately due and payable upon the cessation of any prohibition or restriction in respect of the Awards.

SECTION 9 Amendments and Termination

(a) Amendments to the 2006 Plan. The Committee may amend, alter, suspend, discontinue, or terminate the 2006 Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without approval of a majority of the Company’s members if such approval is necessary to comply with any tax or regulatory requirement applicable to the 2006 Plan and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, except as provided in Section 8 above.

SECTION 10 General Provisions

(a) Non-transferability. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(c) Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the 2006 Plan or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the 2006 Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(d) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the 2006 Plan, unless otherwise expressly provided in the 2006 Plan or in any Award Agreement.

(e) Governing Law. The validity, construction, and effect of the 2006 Plan and any rules and regulations relating to the 2006 Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

(f) Severability. If any provision of the 2006 Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the 2006 Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the 2006 Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the 2006 Plan and any such Award shall remain in full force and effect.

(g) No Trust or Fund Created. Neither the 2006 Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general creditor of the Company or any Affiliate.

(h) Headings. Headings are given to the sections and subsections of the 2006 Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the 2006 Plan or any provision thereof.

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EXHIBIT A

AWARD CALCULATION EXAMPLE #1 - ENTERPRISE VALUE OF $700,000,000 (SOLELY FOR PURPOSE OF ILLUSTRATION) 1

(all numbers in millions except in Step 2 & Adjustment Factor)

Step 1	Calculate Final Net Equity Value of Company at time of Liquidity Event

	Enterprise Value at Liquidity Event	–	Total Debt & Preferred Stock	=	Unadj Net Equity Value		Final Net Equity Value (max)
	700		620.8		79.2	è	25.4

Step 2	Calculate Bonus Pool-A at time of Liquidity Event

	Pool Percentage	x	[Initial Apprec	+	Final NEV]	=	Bonus Pool-A
	5.85%		125,000,000		25,400,000		8,798,400

Step 3	Calculate Bonus Pool-B at time of Liquidity Event

	Pool Percentage	x	[Initial Apprec	+	Final NEV]	=	Bonus Pool-B
	2.00%		125,000,000		25,400,000		3,008,000

Step 4 Calculate each Participant’s Bonus Pool-A Payout

Participant	LTIP-A % (A)	Vested % (B)	Initial Appreciation (C)	Participant’s Net Equity Value (D)	Net Equity Value % [4] (E)	Unadjusted Payout [5] (F)	Adjustment Factor [6] (G)	Final Payout (H)
Participant 1	25%	100%	125	25.4	100%	2,199,600	1.41	3,099,305
Participant 2	20%	100%	125	25.4	100%	1,759,680	1.41	2,479,444
Participant 3 [2]	15%	50%	125	5.0	86%	570,375	1.41	803,676
Participant 4	10%	100%	125	25.4	100%	879,840	1.41	1,239,722
Participant 5	5%	100%	125	25.4	100%	439,920	1.41	619,861
Participant 6 [3]	5%	100%	125	10.0	90%	394,875	1.41	556,391

	80%					6,244,290		8,798,400

Step 5 Calculate each Participant’s Bonus Pool-B

Participant	LTIP-B % [7] (A)	Vested % (B)	Initial Appreciation (C)	Participant’s Net Equity Value (D)	Net Equity Value % (E)	Unadjusted Payout (F)	Adjustment Factor (G)	Final Payout (H)
Participant 1	15%	100%	125	25.4	100%	451,200	1.53	692,101
Participant 2	20%	100%	125	25.4	100%	601,600	1.53	922,801
Participant 3	10%	20%	125	5.0	86%	52,000	1.53	79,763
Participant 4	5%	100%	125	25.4	100%	150,400	1.53	230,700
Participant 5	10%	100%	125	25.4	100%	300,800	1.53	461,401
Participant 6	15%	100%	125	10.0	90%	405,000	1.53	621,234

	75%					1,961,000		3,008,000

EXHIBIT B

AWARD CALCULATION EXAMPLE #1 - ENTERPRISE VALUE OF $615,000,000 (SOLELY FOR PURPOSE OF ILLUSTRATION) 1

(all numbers in millions except in Step 2 & Adjustment Factor)

Step 1	Calculate Final Net Equity Value of Company at time of Liquidity Event

	Enterprise Value at Liquidity Event	–	Total Debt & Preferred Stock	=	Unadj Net Equity Value		Final Net Equity Value (max)
	615		620.8		(5.8)	è	(5.8)

Step 2	Calculate Bonus Pool-A at time of Liquidity Event

	Pool Percentage	x	[Initial Apprec	+	Final NEV]	=	Bonus Pool-A
	5.85%		125,000,000		(5,800,000)		6,973,200

Step 3	Calculate Bonus Pool-B at time of Liquidity Event

	Pool Percentage	x	[Initial Apprec	+	Final NEV]	=	Bonus Pool-B
	2.00%		125,000,000		(5,800,000)		2,384,000

Step 4 Calculate each Participant’s Bonus Pool-A Payout

Participant	LTIP-A % (A)	Vested % (B)	Initial Appreciation (C)	Participant’s Net Equity Value (D)	Net Equity Value % [4] (E)	Unadjusted Payout [5] (F)	Adjustment Factor [6] (G)	Final Payout (H)
Participant 1	25%	100%	125	(5.8)	100%	1,743,300	1.38	2,404,552
Participant 2	20%	100%	125	(5.8)	100%	1,394,640	1.38	1,923,641
Participant 3 [2]	15%	50%	125	(5.8)	100%	522,990	1.38	721,366
Participant 4	10%	100%	125	(5.8)	100%	697,320	1.38	961,821
Participant 5	5%	100%	125	(5.8)	100%	348,660	1.38	480,910
Participant 6 [3]	5%	100%	125	(5.8)	100%	348,660	1.38	480,910

	80%					5,055,570		6,973,200

Step 5 Calculate each Participant’s Bonus Pool-B

Participant	LTIP-B % [7] (A)	Vested % (B)	Initial Appreciation (C)	Participant’s Net Equity Value (D)	Net Equity Value % (E)	Unadjusted Payout (F)	Adjustment Factor (G)	Final Payout (H)
Participant 1	15%	100%	125	(5.8)	100%	357,600	1.49	533,731
Participant 2	20%	100%	125	(5.8)	100%	476,800	1.49	711,642
Participant 3	10%	20%	125	(5.8)	100%	47,680	1.49	71,164
Participant 4	5%	100%	125	(5.8)	100%	119,200	1.49	177,910
Participant 5	10%	100%	125	(5.8)	100%	238,400	1.49	355,821
Participant 6	15%	100%	125	(5.8)	100%	357,600	1.49	533,731

	75%					1,597,280		2,384,000

END NOTES

1	This illustration assumes that no additional allocations or awards are made following the initial awards. If the Committee were to make subsequent awards or allocations pursuant to Section 5(c), this analysis would be adjusted accordingly.

2	Participant 3’s vested percentage is less than 100% because such participant voluntarily terminated employment prior to Liquidity Event and had his vesting reduced pursuant to section 6(d)(2). Final NEV was calculated on last day of employment rather than date of Liquidity Event.

3	Participant 6 terminated his employment for Good Reason, so Participant’s vesting percentage was not reduced because section 6(d)(1) governs such participant’s termination. But such participant’s Net Equity Value is calculated on last day of employment, when the NEV was lower than it was on the date of the Liquidity Event.

4	Net Equity Value % = (column C + column D) divided by (125MM + Final Net Equity Value)

5	Unadjusted Payout = Bonus Pool-A x column A x column B x column E

6	Adjustment factor = Total of all Unadjusted Payouts divided by total of Bonus Pool-A to be paid out (per section 7(d) of the plan)

7	LTIP-B Percentages will not necessarily equal LTIP-A Percentages.